Exhibit 99.1

Insure.com	News Flash!
8205 South Cass Avenue, Darien, Illinois 60561	Telephone 630-515-0170

FOR IMMEDIATE RELEASE

Contact:	At Insure.com, Inc. Phil Perillo, CFO (630) 515-0170, ext. 295 phil@insure.com

Insure.com Announces $16 Million Asset Sale,

Continuation of Business under Life Quotes Brand Name

DARIEN, Illinois (October 9, 2009) – Insure.com, Inc. (Nasdaq: NSUR) announced today that it has sold its Insure.com brand name and related media assets for $16 million in cash to QuinStreet, Inc. Insure.com, Inc. (the Company) intends to change its corporate name to Life Quotes, Inc. and will continue its business under its Life Quotes and Consumer Insurance Guide brand names. The Company will retain all of its remaining balance sheet assets, national brokerage contracts with 25 leading life insurance companies, 50 fully licensed insurance agents, call center operations, customer and prospect lists, and nearly all of its current inbound affiliate and traffic partnerships.

The Company acquired the Insure.com name and website for $1.6 million in December 2001. Revenue from this asset sale transaction will be recorded as an extraordinary, one-time gain in the fourth quarter of 2009. The Company does not anticipate paying any federal income taxes on this gain because it has a current federal tax loss carry forward of $49 million.

“We have sold our Insure.com name and specified website content in a significant cash transaction that we think is in the best long-term interest of our shareholders,” remarked Robert Bland, chairman and CEO of the Company. “This transaction has other benefits to our shareholders and employees in that it will allow us to focus on our brokerage operation and insurance marketing businesses. As a result of this transaction, we are projecting reduced revenues of approximately 10-15 percent with increased marketing expenses for the next 2-6 quarters as we rebuild under a new brand name and move from a content-based website to a transaction-based website.”

Phil Perillo, CFO, remarked, “This transaction, which calls for a $15 million cash payment now and a $1.0 million payment in 365 days, significantly increases our shareholders’ equity and stockpile of cash. As a result of this asset sale, the Company now has approximately $24 million of cash and investments, no debt, stockholders’ equity of $31.4 million and a book value of approximately $4.98 per share.”

The Company’s board of directors voted unanimously in favor of this asset sale and intends to hire an investment banker and review all of its options for use of the transaction proceeds, which the Company intends to return to shareholders in some fashion.

About Insure.com

Originally founded in 1984 as Quotesmith Corporation, Insure.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the company's Web site, www.insure.com, are able to obtain free, instant car insurance quotes, instant life insurance quotes, home, business and health insurance quotes from leading insurers and have the freedom to buy online or by phone from any company shown. Insure.com is home to hundreds of originally authored articles on consumer insurance topics and provides free insurance decision-making tools that are not available from any other single source. Insure.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies. Shares of the Company’s common stock trade on the Nasdaq Capital Market under the symbol NSUR.

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